Exhibit 10.1
FORM OF
MANAGEMENT SERVICES AGREEMENT
BY AND BETWEEN
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
AND
COMPASS GROUP MANAGEMENT LLC
Dated as of ●, 2006

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-ii-

     MANAGEMENT SERVICES AGREEMENT (as amended, revised, supplemented or otherwise modified from time to time, this “Agreement”), dated as of ●, 2006, by and between Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “Company”), and Compass Group Management LLC, a Delaware limited liability company (the “Manager”). Each party hereto shall be referred to as, individually, a “Party” and, collectively, the “Parties”.
     WHEREAS, the Company has determined that it would be in its best interests to appoint a manager to perform the Services described herein and have agreed, therefore, to appoint the Manager to perform such Services; and
     WHEREAS, the Manager has agreed to act as Manager and to perform the Services described herein on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
     Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1, which meanings shall apply equally to the singular and plural forms of the terms so defined and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision:
     “Adjusted Management Fee” has the meaning set forth in Section 7.2(c) hereof.
     “Adjusted Net Assets” means, as of any Calculation Date, the sum of (i) consolidated total assets (as determined in accordance with GAAP) of the Company as of such Calculation Date, plus (ii) the absolute amount of consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) of the Company as of such Calculation Date, minus (iii) the absolute amount of Adjusted Total Liabilities of the Company as of such Calculation Date.
     “Adjusted Total Liabilities” means, as of any Calculation Date, the Company’s consolidated total liabilities (as determined in accordance with GAAP) as of such Calculation Date, after excluding the effect of any outstanding Third Party Indebtedness of the Company.
     “Adjustment Date” has the meaning set forth in Section 7.2(c) hereof.
     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member or trustee of such Person. For purposes of this definition, the terms

“controlling,” “controlled by” or “under common control with” shall mean, with respect to any Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person.
     “Agreement” has the meaning set forth in the preamble of this Agreement.
     “Board of Directors” means, with respect to the Company or any Subsidiary of the Company, as the case may be, the Board of Directors of the Company, such Subsidiary of the Company, or, in each case, any committee thereof that has been duly authorized by the Board of Directors to make a decision on the matter in question or bind the Company or such Subsidiary of the Company, as the case may be, as to the matter in question.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.
     “Calculation Date” means, with respect to any Fiscal Quarter, the last day of such Fiscal Quarter.
     “Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.
     “Chief Financial Officer” means the Chief Financial Officer of the Company, including any interim Chief Financial Officer.
     “Commencement Date” means the date of the closing of the IPO by the Trust and the Company.
     “Company” has the meaning set forth in the preamble of this Agreement.
     “Company Officers” means the Chief Executive Officer and the Chief Financial Officer and any other officer of the Company hereinafter appointed by the Board of Directors of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Federal Securities Laws” means, collectively, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.
     “Final Management Fee” has the meaning set forth in Section 7.2(b) hereof.
     “Fiscal Quarter” means the Company’s fiscal quarter for purposes of its reporting obligations under the Exchange Act.
     “GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

     “Incur” means, with respect to any Indebtedness or other obligation of a Person, to create, issue, acquire (by conversion, exchange or otherwise), assume, suffer, guarantee or otherwise become liable in respect of such Indebtedness or other obligation.
     “Indebtedness” means, with respect to any Person, (i) any liability for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) all indebtedness (including bond, note, debenture, purchase money obligation or similar instrument) for the acquisition of any businesses, properties or assets of any kind (other than property, including inventory, and services purchased, trade payables, other expenses accruals and deferred compensation items arising in the Ordinary Course of Business), (iii) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) any liabilities of others described in the preceding clauses (i) to (iii) (inclusive) that such Person has guaranteed or that is otherwise its legal liability, and (v) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (iv) above.
     “Indemnified Parties” has the meaning set forth in Article X hereof.
     “Independent Director” means a director who (i)(a) is not an officer or employee of the Company, or an officer, director or employee of any of the Subsidiaries of the Company or their Subsidiaries, (b) was not appointed as a director pursuant to the terms of this Agreement and (c) is not affiliated with the Manager or any of its Affiliates, and (ii) satisfies the independence requirements under the Exchange Act and the rules and regulations of the Nasdaq National Market.
     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “IPO” means the initial public offering of Trust Shares by the Trust, closing on the date hereof.
     “LLC Agreement” means the Amended and Restated Operating Agreement of Compass Group Diversified Holdings LLC, dated as of the date hereof, including all exhibits and schedules attached thereto, as may be amended, revised, supplemented or otherwise modified from time to time.
     “Losses” has the meaning set forth in Article X hereof.
     “Management Fee” has the meaning set forth in Section 7.2(a) hereof.
     “Management Fee Payment Date” means, with respect to any Calculation Date, the date that is ten (10) Business Days following the receipt by the Company of the calculation of the Management Fee from the MSA Administrator with respect to such Calculation Date.
     “Manager” has the meaning set forth in the preamble of this Agreement.
     “Manager Marks” has the meaning set forth in Section 3.7 hereof.

     “MSA Administrator” means, as of any Calculation Date, (i) for so long as this Agreement remains in full force and effect as of such Calculation Date, the Manager, and (ii) thereafter, the Chief Financial Officer.
     “Nasdaq National Market” means the Nasdaq National Market (or any successor thereto).
     “Offsetting Management Fees” has the meaning specified in Section 3.4 hereof.
     “Offsetting Management Services” has the meaning specified in Section 3.4 hereof.
     “Offsetting Management Services Agreement” has the meaning specified in Section 3.4 hereof.
     “Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is (i) consistent with the past practices of such Person and is taken in the normal day-to-day business or operations of such Person and (ii) which is not required to be specifically authorized or approved by the board of directors of such Person.
     “Over-Paid Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Management Fees that were actually paid on all Management Fee Payment Dates preceding such Calculation Date, exceeded (ii) Adjusted Management Fees that were actually due and payable by the Company on all such Management Fee Payment Dates, as determined by the MSA Administrator upon availability of the Company’s final consolidated financial statements in accordance with Section 7.2(e); provided, that such amount shall not be less than zero.
     “Party” and “Parties” have the meaning set forth in the preamble of this Agreement.
     “Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Services” has the meaning set forth in Section 3.1(b) hereof.
     “Subsidiary” means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting equity securities or interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.
     “Termination Fee” means, as of any Termination Fee Date, the amount equal to the product of (i) two (2) multiplied by (ii) the sum of the four Management Fees calculated with respect to the four Fiscal Quarters immediately preceding such Termination Fee Date.
     “Termination Fee Date” means the date upon which this Agreement is terminated pursuant to an event described in Section 9.2(a) hereof.

     “Third Party Indebtedness” means, with respect to any Person, Indebtedness of such Person owed to any lenders or other creditors that are not Affiliated with such Person.
     “Transaction Fee” has the meaning set forth in Section 3.6 hereof.
     “Transaction Services” has the meaning set forth in Section 3.6 hereof.
     “Transaction Services Agreements” has the meaning set forth in Section 3.6 hereof.
     “Trust” means Compass Diversified Trust, which holds one hundred percent (100%) of the Trust Interest in the Company.
     “Trust Certificate” means the certificates representing Trust Shares.
     “Trust Interest” means the trust interests of the Company as provided for and described in the LLC Agreement.
     “Trust Shares” means the shares of beneficial interest of the Trust where each such share represents an undivided beneficial interest in one Trust Interest; provided, that in the event that all outstanding shares of beneficial interest of the Trust are exchanged for Trust Interests in accordance with the terms of the LLC Agreement, all references herein to “Trust Shares” shall automatically be deemed to refer to Trust Interests upon such exchange.
     “Under-Paid Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Management Fees that were actually due and payable by the Company on all Management Fee Payment Dates preceding such Calculation Date, as determined by the MSA Administrator upon availability of the Company’s final consolidated financial statements in accordance with in Section 7.2(e) exceeded (ii) Adjusted Management Fees that were actually paid on all such Management Fee Payment Dates; provided, that such amount shall not be less than zero.
ARTICLE II
APPOINTMENT OF THE MANAGER
Section 2.1 Appointment
     The Company hereby agrees to, and hereby do, appoint the Manager to perform the Services as set forth in Section 3.1 herein and in accordance with the terms of this Agreement.
Section 2.2 Term
     The Manager shall provide Services to the Company from the Commencement Date until the termination of this Agreement in accordance with Article IX hereof.

ARTICLE III
OBLIGATIONS OF THE PARTIES
Section 3.1 Obligations of the Manager
     (a) Subject always to the oversight and supervision of the Board of Directors of the Company and the terms and conditions of this Agreement, the Manager shall during the term of this Agreement (i) perform the Services as set forth in Section 3.1(b) below and (ii) comply with the provisions of the LLC Agreement, as amended from time to time, and the operational objectives and business plans of the Company in existence from time to time. The Company shall promptly provide the Manager with all amendments to the LLC Agreement and all stated operational objectives and business plans of the Company approved by the Board of Directors of the Company and any other available information reasonably requested by the Manager.
     (b) Subject to Sections 3.4 and 3.6 hereof and Article VII, the Manager agrees and covenants that it shall perform the following services (as may be modified from time to time pursuant to Section 3.5 hereof, the “Services”):
     (i) manage the Company’s day-to-day business and operations, including managing its liquidity and capital resources and causing the Company to comply with applicable law;
     (ii) identify, evaluate, manage, perform due diligence on, negotiate and oversee the acquisitions of target businesses by the Company and any other investments of the Company;
     (iii) evaluate, manage, negotiate and oversee the disposition of all or any part of the property, assets or investments of the Company, including dispositions of all or any part of the Company’s Subsidiaries;
     (iv) evaluate and oversee the financial and operational performance of any of the Company’s Subsidiaries, including monitoring the business and operations thereof, and the financial performance of any of the Company’s other investments;
     (v) provide, on the Company’s behalf, managerial assistance to its Subsidiaries;
     (vi) provide or second, as determined necessary by the Manager and in accordance with the terms and conditions of this Agreement and the LLC Agreement, employees of the Manager to serve as executive officers or other employees of the Company or as members of the Company’s Board of Directors; and
     (vii) perform any other services for and on behalf of the Company to the extent that such services are consistent with those that are customarily performed by the executive officers and employees of a publicly listed or quoted Person.

The foregoing Services shall include, but are not limited to, the following: (1) establishing and maintaining books and records of the company in accordance with customary practice and GAAP; (2) recommend to the Company’s Board of Directors (x) capital raising activities, including the issuance of debt or equity securities of the Company, the entry into credit facilities or other credit arrangements, structured financings or other capital market transactions, (y) changes or other modifications in the capital structure of the Company, including repurchases; (3) recommend to the Company’s Board of Directors the engagement of or, if approval is not otherwise required hereunder, engage agents, consultants or other third party service providers to the Company, including accountants, lawyers or experts, in each case, as may be necessary by the Company from time to time; (4) maintain the Company’s property and assets in the Ordinary Course of Business; (5) make recommendations to the Company’s Board of Directors with respect to the exercise of voting rights to which the Company is entitled to vote in respect of its investments; (6) manage or oversee litigation, administrative or regulatory proceedings, investigations or any other reviews of the Company’s business or operations that may arise in the Ordinary Course of Business or otherwise, subject to the approval of the Company’s Board of Directors to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing; (7) establish and maintain appropriate insurance policies with respect to the Company’s business and operations; (8) recommend to the Company’s Board of Directors the payment of dividends or other distributions on the equity interests of the Company; and (9) attend to the timely calculation and payment of taxes payable, and the filing of all taxes return due, by the Company.
     (c) In connection with the performance of its obligations under this Agreement, the Manager shall be required to obtain authorization and approval of the Company’s Board of Directors in accordance with the Company’s internal policy regarding action requiring Board of Directors approval, as otherwise required by any such Board of Directors (or any applicable committee thereof) or the Company’s officers or as otherwise required by applicable law.
     (d) In connection with the performance of the Services under this Agreement, the Manager shall have all necessary power and authority to perform, or cause to be performed, such Services on behalf of the Company.
     (e) In connection with the performance of its obligations under this Agreement, the Manager is not permitted to engage in any activities that would cause it to become an “investment adviser” as defined in Section 202(a)(11) of the Investment Advisers Act, or any successor provision thereto.
     (f) While the Manager is providing the Services under this Agreement, the Manager shall also be permitted to provide services, including services similar to the Services covered hereby, to other Persons, including Affiliates of the Manager. This Agreement and the Manager’s obligation to provide the Services under this Agreement shall not create an exclusive relationship between the Manager and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other.
Section 3.2 Obligations of the Company

     (a) The Company shall, and the Company shall cause its Subsidiaries to, do all things reasonably necessary on their part as requested by the Manager consistent with the terms of this Agreement to enable the Company to fulfill its obligations under this Agreement.
     (b) The Company shall, and the Company shall cause its Subsidiaries to, take reasonable steps to ensure that:
     (i) their officers and employees, and the officers and employees of their Subsidiaries, act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling the Manager’s obligations hereunder and allowing the Manager to exercise its powers and rights hereunder; and
     (ii) the Company and its Subsidiaries provide to the Manager all reports (including monthly management reports and all other relevant reports), which the Manager may reasonably require and on such dates as the Manager may reasonably require.
     (c) Without the prior written consent of the Manager, the Company shall not amend any provision of the LLC Agreement that adversely affects, either directly or indirectly, the rights of the Manager hereunder.
     (d) The Company agrees that, in connection with the performance by the Manager of its obligations hereunder, the Manager may recommend to the Company, and on behalf of the Company may engage in, transactions with any of the Manager’s Affiliates; provided, that any such transactions shall be subject to the authorization and approval of the Company’s nominating and corporate governance committee.
     (e) The Company shall maintain a Board of Directors consisting of a majority of Independent Directors.
     (f) The Company shall take any and all actions necessary to ensure that it does not become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act, or any successor provision thereto.
Section 3.3 Acquisition and Disposition Opportunities
     (a) The Company agrees that the Manager shall have, and do hereby grant to the Manager, exclusive responsibility for reviewing and making recommendations to the Company’s Board of Directors with respect to acquisition and disposition opportunities. In the event that any such opportunity is not originated by the Manager, the Company’s Board of Directors shall seek a recommendation from the Manager prior to making any decision concerning such opportunity.
     (b) In the case of any acquisition or disposition opportunity that involves an Affiliate of the Manager or the Company, the Company’s nominating and corporate governance committee shall be required to authorize and approve such transaction.
     (c) The Manager shall review each acquisition or disposition opportunity presented to the Manager to determine, in its sole discretion, if such acquisition or disposition opportunity satisfies the Company’s acquisition criteria, as established by the Company’s Board of Directors from time to time. If the Manager determines, in its sole discretion, if such an opportunity satisfies such criteria, the Manager shall refer such opportunity to the Company’s Board of Directors for its authorization and approval prior to any consummation thereof.
     (d) In the event that an acquisition opportunity is referred to the Company’s Board of Directors by the Manager and the Company’s Board of Directors determines not to promptly pursue such opportunity in whole or in part, any part of such opportunity that the Company does not promptly pursue may be pursued by the Manager or may be referred by the Manager to any Person, including Affiliates of the Manager, in the sole discretion of the Manager.
Section 3.4 Offsetting Management Services
     Notwithstanding anything else to the contrary herein, the Company agrees that the Manager may, at any time, enter into management services agreements with any one or more of the Subsidiaries of the Company (“Offsetting Management Services Agreement”), including by assignment thereof, relating to the performance by the Manager of management services for such Subsidiaries of the Company that may or may not be similar to Services to be provided hereunder (“Offsetting Management Services”); provided, that such Offsetting Management Services Agreement shall be designated as such therein; provided, further, that any Offsetting Management Services provided to a Subsidiary of the Company pursuant to an Offsetting Management Services Agreement shall not be deemed to be Services provided hereunder. Any fee to be paid pursuant to such an Offsetting Management Services Agreement (“Offsetting Management Fee”) shall be paid directly by the relevant Subsidiary of the Company to the Manager and shall not be deemed an obligation of the Company. Notwithstanding anything else to the contrary in any Offsetting Management Services Agreement, the Parties hereto agree (i) to use commercially reasonable efforts so that Offsetting Management Fees to be paid with respect to any Fiscal Quarter shall be paid at a time so as to permit such Offsetting Management Fees to be utilized for adjustment in accordance Section 7.2(c) hereof with respect to such Fiscal Quarter and (ii) that the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Quarter shall not exceed the aggregate amount of the Management Fee calculated with respect to such Fiscal Quarter; provided, that if the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Quarter exceed the aggregate amount of Management Fee calculated with respect to such Fiscal Quarter, then the Manager agrees that it shall reduce, on a pro rata basis, the Offsetting Management Fees to be paid by each of the Subsidiaries of the Company under each of the Offsetting Management Agreements, determined by reference to the Adjusted Net Assets of each of the Subsidiaries of the Company, until the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Quarter does not exceed the aggregate amount of Management Fee calculated with respect to such Fiscal Quarter. Each such Offsetting Management Services Agreement shall be terminable, without penalty (including a termination fee), by the relevant Subsidiary of the Company upon 30 days prior written notice. Entry into an Offsetting Management Services Agreement by any Subsidiary of the Company shall not be subject to authorization and approval of the Company’s nominating and corporate governance committee.
Section 3.5 Change of Services

     (a) The Company and the Manager shall have the right at any time during the term of this Agreement to change the Services provided by the Manager and such changes shall in no way otherwise affect the rights or obligations of any Party hereunder.
     (b) Any change in the Services shall be authorized in writing and evidenced by an amendment to this Agreement, as provided in Section 13.9 hereof. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in the Services.
Section 3.6 Transaction Services
     Notwithstanding anything else to the contrary herein, the Company agrees that the Manager may, at any time, enter into transaction services agreements with one or more of its Subsidiaries (“Transaction Services Agreements”) relating to the performance by the Manager of certain transaction-related services that are customarily performed by a third-party investment banking firm or similar financial advisor, which may or may not be similar to Services to be provided hereunder, in connection with the acquisition of target businesses by the Company or the Company’s Subsidiaries or dispositions of Subsidiaries of the Company or any property or assets of the Company or its Subsidiaries (“Transaction Services”); provided, that such Transaction Services Agreement shall be designated as such therein; provided, further, that any Transaction Services provided to the Company’s Subsidiaries pursuant to Transaction Services Agreements shall not be deemed to be Services provided hereunder. The Manager shall contract for the performance of such Transaction Services on market terms and conditions. Entry into a Transaction Services Agreement shall be subject to the authorization and approval of the Company’s nominating and corporate governance committee, and the Company’s nominating and corporate governance committee shall have the right to take whatever measures they deem prudent to confirm the market terms of any Transaction Services Agreement. Any fee to be paid pursuant to a Transaction Services Agreement (the “Transaction Fee”) shall be paid by the relevant Subsidiary of the Company that is a party to the corresponding Transaction Services Agreement directly to the Manager. Transaction Fees are not Offsetting Management Fees and shall not have the effect of Offsetting Management Fees as provided herein. Any Transaction Services Agreement may also provide for the reimbursement of costs and expenses of the Manager in the performance of any Transaction Services, including costs and expenses referenced in Section 7.3(b)(iii) hereof.
Section 3.7 License
     (a) The Manager hereby grants the Company, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free right to use the following trademarked names (“Manager Marks”) in connection with its business and operations or as may be required to comply with applicable law:
(i)	Compass Diversified Trust

(ii)	Compass Group Diversified Holdings

(iii)	www.compassdiversifiedtrust.com

(iv)	www.compasstrust.com

Notwithstanding the foregoing, the Company shall be permitted to (i) sublicense the use, on any terms and conditions consistent and coextensive with this Section 3.7, of any of the Manager Marks to the Trust to use in connection with its business and operations or as may be required to comply with applicable law and (ii) sublicense the use, on any terms and conditions consistent and co-extensive with this Section 3.7, of any of the Manager Marks to any of the Company’s Subsidiaries to use in connection with its business and operations or as may be required to comply with applicable law.
     (b) The Company agrees to notify the Manager promptly upon notice of (a) any conflicting uses of, or any applications of or registrations for, a trademark, service mark or logo that may conflict with the Manager Marks, (b) any acts of infringement or unfair competition involving the Manager Marks or (c) any allegations that the use of the Manager Marks by the Company or any of its Affiliates infringe upon the trademark or service mark or other rights, including without limitation, rights relating to unfair competition of any other Person.
     (c) The Manager shall have the sole right to initiate any opposition, cancellation or infringement proceedings necessary to enforce the Manager Marks. The Manager shall have the right to include the Company or its Affiliates as a party in any such enforcement proceedings where necessary, and the Company agrees to join in such proceedings, at the Manager’s sole cost and expense as a voluntary plaintiff or claimant upon request of the Manager, and the Company shall cooperate with the Manager in such proceedings, at the Manager’s sole cost and expense. The Manager shall have the sole right to control and settle any such proceedings.
ARTICLE IV
POWERS OF THE MANAGER
Section 4.1 Powers of the Manager
     (a) The Manager shall have no power to enter into any contract for or on behalf of the Company or otherwise subject it to any obligation, such power to be the sole right and obligation of the Company, acting through its Board of Directors and/or the Company Officers.
     (b) Subject to Section 4.2 and for purposes other than to delegate its duties and powers to perform the Services hereunder, the Manager shall have the power to engage any agents (including real estate agents and managing agents), valuers, contractors and advisors (including accounting, financial, tax and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor shall be subject to reimbursement in accordance with Section 7.3 hereto.
Section 4.2 Delegation
     The Manager may delegate or appoint:
     (a) Any of its Affiliates as its agent, at its own cost and expense, to perform any or all of the Services hereunder; or

     (b) Any other Person, whether or not an Affiliate of the Manager, as its agent, at its own cost and expense, to perform those Services hereunder which, in the sole discretion of the Manager, are not critical to the ability of the Manager to satisfy its obligations hereunder;
provided, however, that, in each case, the Manager shall not be relieved of any of its obligations or duties owed to the Company hereunder as a result of such delegation. The Manager shall be permitted to share Company information with its appointed agents subject to appropriate and reasonable confidentiality arrangements. For the avoidance of doubt, any reference to Manager herein shall include its delegates or appointees pursuant to this Section 4.2.
Section 4.3 Manager’s Obligations, Duties and Powers Exclusive
     The Company agrees that during the term of this Agreement, the obligations, duties and powers imposed on and granted to the Manager under Article III and this Article IV are to be performed or held exclusively by the Manager or its delegates and the Company shall not, through the exercise of the powers of their employees, Boards of Directors or their shareholders or members, as the case may be, perform any of the Services except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed to or delegated, in accordance with Section 4.2 hereof, by the Manager in writing.
ARTICLE V
INSPECTION OF RECORDS
Section 5.1 Books and Records of the Company
     At all reasonable times and on reasonable notice, the Manager and any Person authorized by the Manager shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement and for a period of five (5) years after termination hereof, the books, records and data stored in computers and all documentation of the Company pertaining to all Services performed by the Manager or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of rights under this Section 5.1.
Section 5.2 Books and Records of the Manager
     At all reasonable times and on reasonable notice, any Person authorized by the Company shall have access to, and the right to inspect the books, records and data stored in computers and all documentation of the Manager pertaining to all Services performed by the Manager or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of rights under this Section 5.2.

ARTICLE VI
AUTHORITY OF THE COMPANY
AND THE MANAGER
     Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform its obligations and duties under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Board of Directors of the Company and is in accordance with all governing documents of the Company.
ARTICLE VII
MANAGEMENT FEE; EXPENSES
Section 7.1 IPO Expenses
     The Company agrees to reimburse the Manager and its Affiliates, within five (5) Business Days after the Commencement Date, for certain costs and expenses Incurred or to be Incurred prior to and in connection with the IPO upon the provision of reasonably sufficient support for such reimbursement. Any such reimbursement shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.
Section 7.2 Management Fee
     (a) Obligation. Subject to the terms and conditions set forth in this Section 7.2, for the term of this Agreement, (i) the MSA Administrator shall calculate the fee payable to the Manager in accordance with this Section 7.2 (the “Management Fee”), and the components thereof, in accordance with Section 7.2(b) hereof and (ii) the Company shall pay the Management Fee to the Manager in accordance with Section 7.2(d) hereof.
     (b) Calculation of Management Fee. Subject to Section 7.2(e) hereof, as payment to the Manager for performing Services hereunder during any Fiscal Quarter or any part thereof, the MSA Administrator, as of any Calculation Date with respect to such Fiscal Quarter, shall calculate, on or promptly following such Calculation Date, the Management Fee with respect to such Fiscal Quarter, which shall be equal to, as of such Calculation Date, the product of (i) 0.5%, multiplied by (ii) Adjusted Net Assets as of such Calculation Date; provided, however, that, with respect to the Fiscal Quarter in which the Commencement Date occurs, the Management Fee shall be equal to the product of (i)(x) 0.5%, multiplied by (y) the Adjusted Net Assets as of such Calculation Date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the Commencement Date to and including the last day of such Fiscal Quarter and the denominator of which is the number of days in such Fiscal Quarter; provided, further, however, that, with respect to the Fiscal Quarter in which this Agreement is terminated, the Management Fee shall be equal to the product of (i)(x) 0.5%, multiplied by (y) the Adjusted Net Assets as of such Calculation Date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such Fiscal Quarter to but excluding the date upon which this Agreement is terminated and the denominator of which is the number of days in such Fiscal Quarter (such amount so calculated in accordance with this proviso, the “Final Management Fee”).
     (c) Adjustment of Management Fee. The amount of any Management Fee calculated in accordance with Section 7.2(b) hereof as of any Calculation Date shall be adjusted, on a dollar-for-dollar basis (such Management Fee, as adjusted, the “Adjusted Management Fee”), by the MSA Administrator immediately prior to the Management Fee Payment Date with respect to such Calculation Date (such date of adjustment, the “Adjustment Date”) as follows:
     (i) reduced, on a dollar-for-dollar basis, by the aggregate amount of all Offsetting Management Fees, if any, received by the Manager from any of the Subsidiaries of the Company with respect to such Fiscal Quarter as of the date of such adjustment;
     (ii) reduced, on a dollar-for-dollar basis, by the aggregate amount of all Over-Paid Management Fees, if any, existing as of such Calculation Date;
     (iii) increased, on a dollar-for-dollar basis, by the aggregate amount of all Under-Paid Management Fees, if any, existing as of such Calculation Date; and
     (iv) increased, on a dollar-for-dollar basis, by the aggregate amount of all accrued and unpaid Management Fees, if any, as of such Calculation Date, without duplication of any of the foregoing.
     (d) Payment of Adjusted Management Fee. Subject to Section 7.2(f) hereof, the Company shall pay to the Manager, on the Management Fee Payment Date with respect to any Calculation Date, the Adjusted Management Fee as of such Calculation Date. Any such payment shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.
     (e) Basis for Calculation of Management Fee and Adjusted Management Fee. The calculation of Management Fee, including the components thereof, with respect to any Fiscal Quarter on any Calculation Date shall be based on (i) the Company’s audited consolidated financial statements to the extent available, (ii) if audited consolidated financial statements are not available, then the Company’s unaudited consolidated financial statements to the extent available, and (iii) if neither audited nor unaudited consolidated financial statements are available, then the Company’s books and records then available; provided, that, with respect to any calculation of the Management Fee based on the Company’s books and records, upon availability of the earlier of (x) the Company’s audited consolidated financial statements and (y) the Company’s unaudited consolidated financial statements, in each case, relating to amounts previously calculated on such Calculation Date by reference to the Company’s books and records, the MSA Administrator shall recalculate (A) any Management Fees, and any components thereof, that were previously calculated based on such books and records and (B) any Adjusted Management Fees that were calculated based on such Management Fees, in each case, to determine if any Over-Paid Management Fee or Under-Paid Management Fee were outstanding as of such Calculation Date; provided, further, that the amount so recalculated shall be conclusive and binding on the Parties hereto and no further recalculations shall be required or permitted except that a further recalculation shall be required and performed (A) upon a demonstration of clear error with respect to any prior calculation or recalculation or (B) upon the restatement of the consolidated financial statements of the Company, or any amounts therein, underlying any prior calculation or recalculation, in each case, at any time. The calculation of Adjusted Management Fees, including the components thereof, as of any Adjustment Date shall be made based on information that is available as of such Adjustment Date; provided, that if any events, including the payment of Offsetting Management Fees, occur after such Adjustment Date that would affect the amount of Adjusted Management Fees calculated as of such Adjustment Date, then the MSA Administrator shall recalculate Adjusted Management Fees as of such Adjustment Date to determine if any Over-Paid Management Fee or Under-Paid Management Fee were created as of the Calculation Date immediately succeeding such Adjustment Date. Notwithstanding the foregoing, the calculation of the Final Management Fee, including the components thereof, shall be made and based on the Company’s unaudited consolidated financial statements for the applicable Fiscal Quarter when such unaudited consolidated financial statements are available; provided, that, once calculated, no further recalculation of Final Management Fee shall be required or permitted.
     (f) Sufficient Liquidity. If the Company does not have sufficient liquid assets to timely pay the entire amount of the Management Fee due on any Management Fee Payment Date, the Company shall liquidate assets or Incur Indebtedness in order to pay such Management Fee in full on such Management Fee Payment Date; provided, that the Manager may elect, in its sole discretion by delivery of written notice to the Company prior to such Management Fee Payment Date, to allow the Company to defer the payment of all or any portion of the Management Fee otherwise due and payable on such Management Fee Payment Date until the next succeeding Management Fee Payment Date and, thereby, enable the Company to avoid such liquidation or Incurrence. For the avoidance of doubt, the Manager may make such election to allow the Company to defer the payment of Management Fees more than once.
     (g) Books and Records. The MSA Administrator shall maintain cumulative books and records with respect to the details of any calculations made pursuant to this Section 7.2, which records shall be available for inspection and reproduction at any time upon request by the Board of Directors of the Company and, if the Manager is not the MSA Administrator, the Manager.
Section 7.3 Reimbursement of Expenses
     (a) Subject to Sections 7.1 and 8.2 hereof, the Company shall reimburse the Manager for the following amounts that are actually Incurred by the Manager during the term of this Agreement:
     (i) all costs and expenses of the Company that are Incurred by the Manager or its Affiliates on behalf of the Company, including all out-of-pocket costs and expenses Incurred in connection with performing Services hereunder, and all costs and expenses the reimbursement of which is specifically approved by the Board of Directors of the Company; and

     (ii) the compensation and other costs and expenses of the Chief Financial Officer and his or her staff, as approved by the Company’s compensation committee.
     (b) Notwithstanding the foregoing or anything else to the contrary herein, none of the Company, any Subsidiary of the Company or their Subsidiaries shall be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to (i) the Manager’s overhead or any other costs and expenses relating to the Manager’s conduct or maintenance of its business and operations as a provider of services, (ii) costs and expenses Incurred by the Manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of potential acquisitions by the Company where the Company (or the Manager on behalf of the Company) does not submit an indication of interest or letter of intent to pursue such potential acquisition, including costs and expenses relating to travel, marketing and attendance at industry events and retention of outside service providers relating thereto and (iii) costs and expenses Incurred by the Manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by the Company if both (x) such acquisition is actually closed by the Company and (y) the Subsidiary so acquired, by any manner whatsoever, in connection with such acquisition has entered into a Transaction Services Agreement with the Manager under which such costs and expenses are being reimbursed.
     (c) Any such reimbursement shall be made upon demand by the Manager in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.
     (d) Except as otherwise provided for in this Section 7.3, all reimbursements made pursuant to this Section 7.3 shall be reviewed by the Company’s compensation committee on an annual basis in connection with the preparation of the Company’s year-end audited consolidated financial statements. If the Company’s compensation committee identifies any discrepancy in such reimbursements, then the Company’s compensation committee, on behalf of the Company, and the Manager shall mutually resolve such discrepancy.
ARTICLE VIII
SECONDMENT OF OFFICERS BY THE MANAGER
Section 8.1 Secondment of the Chief Executive Officer and Chief Financial Officer
     The Manager shall second to the Company individuals to serve as the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Board of Directors shall elect the seconded Chief Executive Officer and Chief Financial Officer as officers of the Company in accordance with the terms of the LLC Agreement and the operational objectives and business plans of the Company in existence from time to time. The seconded Chief Executive Officer and Chief Financial Officer shall report directly, and be subject, to the Company’s Board of Directors.
Section 8.2 Remuneration of the Chief Executive Officer and Chief Financial Officer

     (a) The Chief Executive Officer and Chief Financial Officer seconded to the Company pursuant to this Article VIII shall, at all times, remain employees of, and be remunerated by, the Manager or an Affiliate of the Manager.
     (b) Except as set forth in Section 8.2(c) hereof, the Services performed for the Company by the Chief Executive Officer and all other personnel, if any, of the Manager or its Affiliates shall be provided at the cost of the Manager or an Affiliate of the Manager. For the avoidance of doubt, except as set forth in Section 8.2(c) hereof, the Company shall have no obligation to reimburse the Manager for the compensation and other expenses of any employees, representatives, delegates and seconded officers of the Manager and its Affiliates.
     (c) The Services performed by the Chief Financial Officer and his or her staff shall be provided at the cost of the Manager or an Affiliate of the Manager and reimbursed by the Company pursuant to Section 7.3 of this Agreement.
     (d) The remuneration of the Chief Financial Officer and any member of his or her staff that serves as an executive officer of the Company shall be determined and approved by the Company’s compensation committee upon such Person’s engagement and on an annual basis thereafter, with each annual determination and approval occurring in the year prior to the year to which such remuneration relates by reference to the following:
     (i) The standard remuneration guidelines as adopted by the Company or the Manager from time to time;
     (ii) The respective individual’s performance, the Manager’s performance and the performance, financial or otherwise, of the Company and its Subsidiaries; and
     (iii) The assessment by the Board of Directors of the Company of the respective individual’s performance and the performance of the Manager.
     (e) The Manager shall disclose the amount of remuneration of the Chief Financial Officer and any other officer or employee seconded to the Company, including the Chief Executive Officer, to the Board of Directors of the Company to the extent required for the Company to comply with the requirements of applicable law, including the Federal Securities Laws.
Section 8.3 Secondment of Additional Officers
     The Manager and the Company’s Board of Directors may agree from time to time that the Manager shall second to the Company one or more additional individuals to serve as officers or otherwise of the Company, upon such terms as the Manager and the Company’s Board of Directors may mutually agree. Any such individuals shall have such titles and fulfill such functions as the Manager and the Company may mutually agree.
Section 8.4 Removal of Seconded Officers
     The Company’s Board of Directors, after due consultation with the Manager, may at any time request that the Manager replace any individual seconded to the Company as provided in this Article VIII and the Manager shall, as promptly as practicable, replace any individual with respect to whom the Board of Directors shall have made its request, subject to the requirements for the election of officers under the LLC Agreement.

Section 8.5 Insurance
     The Company agrees it shall maintain adequate directors and officers insurance for any individuals seconded to the Company, with liability coverage of no less than $15 million.
ARTICLE IX
TERMINATION; RESIGNATION AND REMOVAL OF THE MANAGER
Section 9.1 Resignation by the Manager
     The Manager may resign and terminate this Agreement at any time with 90 days’ prior written notice to the Company, which right shall not be contingent upon the finding of a replacement manager. However, if the Manager resigns, until the date on which the resignation becomes effective, the Manager shall, upon request of the Company’s Board of Directors, use reasonable efforts to assist the Company’s Board of Directors to find a replacement manager at no cost and expense to the Company.
Section 9.2 Removal of the Manager
     The Company’s Board of Directors may terminate this Agreement and the Manager’s appointment if, at any time:
     (a) (i) a majority of the Company’s Board of Directors vote to terminate this Agreement and (ii) the holders of at least a majority of the then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager) vote to terminate this Agreement.
     (b) neither I. Joseph Massoud nor his designated successor is the managing member of the Manager, and such change occurred without the prior written consent of the Company’s Board of Directors;
     (c) there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) the Manager materially breached the terms of this Agreement and such breach continued unremedied for sixty (60) days after the Manager received written notice from the Company setting forth the terms of such breach, or (ii) the Manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement or (y) engaged in fraudulent or dishonest acts in connection with the business and operations of the Company;
     (d) (i) the Manager has been convicted of a felony under Federal or State law, (ii) the Company’s Board of Directors finds that the Manager is demonstrably and materially incapable of performing its duties and obligations under this Agreement, and (iii) the holders of at least sixty-six and two-thirds percentage (66 2/3%) of then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager) vote to terminate this Agreement; or
     (e) (i) there is a finding by a court of competent jurisdiction that the Manager has (x) engaged in fraudulent or dishonest acts in connection with the business or operations of the Company or (y) gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement, and (ii) the holders of at least sixty-six and two-thirds percentage (66 2/3%) of the then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager) vote to terminate this Agreement.
Section 9.3 Termination
     Subject to Section 13.4, this Agreement shall terminate upon the resignation or removal of the Manager in accordance with Sections 9.1 or 9.2 hereof.
Section 9.4 Seconded Individuals
     Upon the termination of this Agreement, all seconded officers, including the Chief Executive Officer and Chief Financial Officer, employees, representatives and delegates of the Manager and its Affiliates who perform Services hereunder, shall resign their respective positions with the Company and cease working on behalf of the Company as of the date of such termination or at such other time as determined by the Manager. Any Manager appointed director may continue to serve on the Company’s Board of Directors subject to the terms of the LLC Agreement.
Section 9.5 Termination of License; Withdrawal of Branding
     If this Agreement is terminated pursuant to Section 9.2 of this Agreement, the right granted pursuant to Section 3.7 hereof shall terminate within 180 days of such termination and the Company agrees, and the Company agrees to cause the Trust and its Subsidiaries, to cease using the term “Compass” or any of the Manager Marks entirely in its or their business or operations, as the case may be, within 180 days of such termination, including by changing its name to remove any reference to the term “Compass” or the Manager Marks; provided, that, to the extent the Board of Directors of the Company deems it necessary or advisable, the Manager agrees that the Trust, the Company and the Subsidiaries of the Company may use the term “Compass” or any of the Manager Marks in referencing their previous names.
Section 9.6 Directions
     After a written notice of termination has been given under this Article IX, the Company may direct the Manager to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of the Manager to an end, and the Manager shall comply with all such reasonable directions. In addition, the Manager shall, at the Company’s expense, deliver to any new manager or the Company any books or records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.
Section 9.7 Payments Upon Termination
     (a) Notwithstanding anything in this Agreement to the contrary, the fees, costs and expenses payable to the Manager pursuant to Article VII hereof shall be payable to the Manager upon, and with respect to, the termination of this Agreement pursuant to this Article IX. All payments made pursuant to this Section 9.7(a) shall be made in accordance with Article VII hereof.
     (b) Upon termination of this Agreement pursuant to the event set forth in Section 9.2(a) hereof, the Company shall pay the Termination Fee to the Manager. The Termination Fee shall be payable in eight (8) equal quarterly installments, with the first such installment being paid on or within five (5) Business Days of the last day of the Fiscal Quarter in which the Termination Fee Date occurs and each subsequent installment being paid on or within five (5) Business Days of the last day of each subsequent Fiscal Quarter, until such time as the Termination Fee is paid in full to the Manager. Any payments made pursuant to this Section 9.7(b) shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.
     (c) Subject to Section 9.7(a) hereof, no termination fee shall be due or payable by the Company to the Manager upon termination of this Agreement pursuant to any of the events set forth in Section 9.2(b) to Section 9.2(e) hereof, inclusive.
ARTICLE X
INDEMNITY
Section 10.1 Indemnity
     The Company shall indemnify, reimburse, defend and hold harmless the Manager and its successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are Incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Company shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses Incurred, by such Indemnified Party in connection with, relating to or arising out of:
     (a) a breach by such Indemnified Party of this Agreement;
     (b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or
     (c) fraudulent or dishonest acts of such Indemnified Party with respect to the Company or any of its Subsidiaries.
     The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity.

     Without the prior written consent of the Company, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Party indemnifies the Company from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Company and Indemnified Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential.
Section 10.2 Insurance
     The Company agrees it shall maintain adequate insurance in support of the indemnity obligation set forth in this Article X.
ARTICLE XI
LIMITATION OF LIABILITY OF THE MANAGER
Section 11.1 Limitation of Liability
     The Manager shall not be liable for, and the Company shall not take, or permit to be taken, any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company or its Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Manager’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard on the part of the Manager in the performance of its duties and obligations under this Agreement, or its fraudulent or dishonest acts with respect to the Company or any of its Subsidiaries.
Section 11.2 Reliance of Manager
     The Manager may take and may act and rely upon:
     (a) the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Board of Directors of the Company, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;
     (b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other Persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted;
     (c) a document which the Manager believes in good faith to be the original or a copy of an appointment by the Trust in respect of any Trust Interest or holder of a Trust Certificate in respect of a share of Trust Shares of a Person to act as such Person’s agent for any purpose connected with the Company; and

     (d) any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely.
The Manager shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.
ARTICLE XII
LEGAL ACTIONS
Section 12.1 Third Party Claims
     (a) The Manager shall notify the Company promptly of any claim made by any third party in relation to the assets of the Company and shall send to the Company any notice, claim, summons or writ served on the Manager concerning the Company.
     (b) The Manager shall not, without the prior written consent of the Board of Directors of the Company, purport to accept or admit any claims or liabilities of which it receives notification pursuant to Section 12.1(a) above on behalf of the Company or make any settlement or compromise with any third party in respect of the Company.
ARTICLE XIII
MISCELLANEOUS
Section 13.1 Obligation of Good Faith; No Fiduciary Duties
     The Manager shall perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of the Manager to the Company is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty.
Section 13.2 Binding Effect
     This Agreement shall be binding upon, shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.
Section 13.3 Compliance
     (a) The Manager shall (and must ensure that each of its officers, agents and employees) comply with any law, including the Federal Securities Laws and the securities laws of any applicable jurisdiction and the Nasdaq National Market (or any successor thereto) rules and regulations, in each case, as in effect from time to time, to the extent that it concerns the functions of the Manager under this Agreement.
     (b) The Manager shall maintain management systems, policies and internal controls and procedures that reasonably ensure that the Manager and its employees comply with the terms and conditions of this Agreement, as well as comply with the internal policies, controls and procedures established by the Company from time to time, including, without limitation, those relating to trading policies, conflicts of interest and similar corporate governance measures.
Section 13.4 Effect of Termination
     This Agreement shall be effective as of the date first above written and shall continue in full force and effect thereafter until termination hereof in accordance with Article IX. The obligations of the Company set forth in Articles VII, IX and X and Sections 8.2(c), 11.1, 13.5, 13.9 and 13.17 hereof shall survive such termination of this Agreement, subject to applicable law.
Section 13.5 Notices
     Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
If to the Company, to:
Attention: Chief Executive Officer
Compass Group Diversified Holdings LLC
Sixty One Wilton Road, Second Floor
Westport, CT 06880
Fax: 203-221-8253
with a copy (which shall not constitute notice) to its counsel:
Attention: Cynthia M. Krus
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Fax: 202-637-3593
If to the Manager, to:
Attention: I. Joseph Massoud
Compass Group Management LLC
Sixty One Wilton Road, Second Floor
Westport, CT 06880
Fax: 203-221-8253
with a copy (which shall not constitute notice) to its counsel:
Attention: Stephen C. Mahon
Squire Sanders & Dempsey LLP
312 Walnut Street, Suite 3500

Cincinnati, OH 45202
Fax: 513-361-1201
and
Attention: Brian B. Snarr
Morrison Cohen, LLP
909 Third Avenue
New York, NY 10022
Fax: 212-735-8708
or to such other address or facsimile number as any such Party may, from time to time, designate in writing to all other Parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.
Section 13.6 Headings
     The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
Section 13.7 Applicable Law
     This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
Section 13.8 Submission to Jurisdiction; Waiver of Jury Trial
     Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, County of New York or in the United Stales District Court for the Southern District of New York and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 13.5 hereof, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties.
     Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 13.8 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.
     The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.
     The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have.
     Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.8.
Section 13.9 Amendment; Waivers
     No term or condition of this Agreement may be amended, modified or waived without the prior written consent of the Party against whom such amendment, modification or waiver will be enforced; provided, that any amendment of Article VII or Section 8.2 hereof shall not be effective as to any Party hereto unless such amendment was authorized and approved by the Company’s compensation committee. Any waiver granted hereunder shall be deemed a specific waiver relating only to the specific event giving rise to such waiver and not as a general waiver of any term or condition hereof.
Section 13.10 Remedies to Prevailing Party
     If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
Section 13.11 Severability

     Each provision of this Agreement is intended to be severable from the others so that if, any provision or term hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect or impair the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.
Section 13.12 Benefits Only to Parties
     Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and for the benefit of no other Person.
Section 13.13 Further Assurances
     Each Party hereto shall take any and all such actions, and execute and deliver such further agreements, consents, instruments and any other documents as may be necessary from time to time to give effect to the provisions and purposes of this Agreement.
Section 13.14 No Strict Construction
     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 13.15 Entire Agreement
     This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.
Section 13.16 Assignment
     This Agreement shall not be assignable by either party except by the Manager to any Person with which the Manager may merge or consolidate or to which the Manager transfers substantially all of its assets, and then only in the event that such assignee assumes all of the obligations to the Company and the Subsidiaries of the Company hereunder.
Section 13.17 Confidentiality
     (a) The Manager shall not, and the Manager shall cause its Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Company, including any information contained in the books and records of the Company and (y) the Company’s Subsidiaries, including any information contained in the books and records of any such Subsidiaries; provided, however, that disclosure and use of any information shall be permitted (i) with the prior written consent of the Company, (ii) as, and to the extent, expressly permitted by this Agreement, any Offsetting Management Services Agreement, any Transaction Services Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries (but only to the extent that such information relates to such Subsidiaries), (iii) as, and solely to the extent, necessary or required for the performance by the Manager, any of its Affiliates or its delegates of any of their respective obligations under this Agreement, (iv) as, and to the extent, necessary or required in the operation of the Company’s business or operations in the Ordinary Course of Business, (v) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 13.17 by the Manager or any of its Affiliates), (vi) as, and to the extent, necessary or required by any governmental order, applicable law or any governmental authority, subject to Section 13.17(d), and (vii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement, any Offsetting Management Services Agreement, any Transaction Services Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries.
     (b) The Manager shall produce and implement policies and procedures that are reasonably designed to ensure compliance by the Manager’s directors, officers, employees, agents and representatives with the requirements of this Section 13.17.
     (c) For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing with respect to the business or operations of the Company or any of its Subsidiaries. However, the Parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 13.17.
     (d) In the event that the Manager is required by governmental order, applicable law or any governmental authority to disclose any confidential information of the Company or any of its Subsidiaries that is subject to the restrictions of this Section 13.17, the Manager shall (i) notify the Company or any of its Subsidiaries in writing as soon as possible, unless it is otherwise affirmatively prohibited by such governmental order, applicable law or such governmental authority from notifying the Company or any such Subsidiaries, as the case may be, (ii) cooperate with the Company or any such Subsidiaries to preserve the confidentiality of such confidential information consistent with the requirements of such governmental order, applicable law or such governmental authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such governmental order, applicable law or such governmental authority, in each case, at the cost and expense of the Company.
     (e) Nothing in this Section 13.17 shall prohibit the Manager from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 13.17, subject to its compliance with this Section 13.17.

     (f) The Manager shall be responsible for any breach or violation of the requirements of this Section 13.17 by any of its agents or representatives.
Section 13.18 Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above,

COMPASS GROUP MANAGEMENT LLC
By:
Name:
Title:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC
By:
Name:
Title: